Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the Incorporation by reference in the Registration Statement on Form S-8 (No. 333-91260) of National Lampoon, Inc. (formerly J2 Communications) of our report dated March 1, 2002, except for Note M(1) as to which the date is April 1, 2002 and except for Note M(2) as to which the date is August 30, 2002 with respect to the financial statements of Burly Bear Network, Inc. as of December 31, 2001 and for the year then ended included in National Lampoon, Inc.'s Form 8-K/A Amendment No. 1 dated November 18, 2002.

/s/ Eisner LLP
(formerly Richard A. Eisner & Company, LLP)

New York, New York
November 14, 2002